Groupon Appoints New Director

Ecommerce and Silicon Valley Veteran Jeffrey Housenbold Joins Groupon Board

CHICAGO -- (BUSINESS WIRE) -- Groupon (NASDAQ: GRPN) (http://www.groupon.com) today announced the appointment of Jeffrey Housenbold, president and CEO of Shutterfly, to the company’s Board of Directors.

“We are thrilled to welcome Jeffrey to the Groupon board,” said Ted Leonsis, Chairman. “He brings tremendous expertise and energy, as well as a demonstrated history of innovation and leadership. We look forward to his perspective as Groupon continues to grow and evolve.”

“In just five years, Groupon has proven to be a disruptive force in how consumers discover the world around them,” said Jeffrey Housenbold. “As a company firmly established at the intersection of local and mobile, few others are as well positioned as Groupon to take advantage of this evolving marketplace. I look forward to working with this high caliber board and management team.”

Housenbold joins Ted Leonsis, Eric Lefkofsky, Peter Barris, Robert Bass, Daniel Henry, Mellody Hobson and Brad Keywell on Groupon’s Board of Directors.

About Jeffrey Housenbold
Jeffrey Housenbold has served as President, Chief Executive Officer and a director of Shutterfly, Inc. (NASDAQ: SFLY) since January 2005. Prior to joining Shutterfly, Mr. Housenbold worked at eBay, serving in a variety of senior roles, including Vice President of Business Development and Internet Marketing, Vice President & General Manager, Business-to-Consumer Group and Vice President, Mergers & Acquisitions. Jeffrey serves on the Board of Directors of Caesars Entertainment Corporation (NASDAQ:CZR), the world's largest casino entertainment company, and Chegg, the online student hub. He is also a member of the Board of Trustees of Carnegie Mellon University and serves as a special industry advisor to KKR & Co. L.P. (NYSE:KKR). Mr. Housenbold has been recognized as an E&Y Entrepreneur of the Year; a Most Admired CEO by the San Francisco Times; and one of the 40 under 40 by both Business Week and Corporate Leader magazines. Jeffrey earned his MBA from Harvard Business School, where he was a Dean's Fellow and his undergraduate degrees in Economics and Business Administration from Carnegie Mellon University, where he was an Andrew Carnegie Presidential Scholar and graduated with High Honors.

About Groupon
Groupon (NASDAQ: GRPN) is a global leader in local commerce, making it easy for people around the world to search and discover great businesses at unbeatable prices. Groupon is reinventing the traditional small business world by providing merchants with a suite of products and services, including customizable deals, payments processing capabilities and point-of-sale solutions to help them attract more customers and run their operations more effectively. By leveraging the company’s global relationships and scale, Groupon offers consumers incredible deals on the best stuff to eat, see, do, and buy in 48 countries. With Groupon Local, shoppers discover the best a city has to offer with, enjoy vacations with Groupon Getaways, and find a curated selection of electronics, fashion, home furnishings and more with Groupon Goods. To subscribe to Groupon emails, visit www.groupon.com. To learn more about the company’s merchant solutions and how to work with Groupon, visit www.grouponworks.com.

Press Contact
Groupon
Bill Roberts, 312.459.5191
Billr@groupon.com